EXHIBIT 99.1

Fastenal Company Reports 2011 Third Quarter Earnings

WINONA, Minn., Oct. 13, 2011 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended September 30, 2011. Except for per share information, or as otherwise noted below, dollar amounts are in thousands. Share and per share information in this release has been adjusted to give effect to the two-for-one stock split effected with respect to our common stock effective at the close of business on May 20, 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended September 30:

	Nine-month period			Three-month period
	2011	2010	Change	2011	2010	Change

Net sales	$ 2,069,055	1,695,705	22.0%	$ 726,742	603,750	20.4%
Pre-tax earnings	$ 434,312	323,496	34.3%	$ 155,319	120,702	28.7%
% of sales	21.0%	19.1%		21.4%	20.0%
Net earnings	$ 270,458	200,195	35.1%	$ 96,798	74,994	29.1%
Primary net earnings per share	$ 0.92	0.68	35.3%	$ 0.33	0.25	32.0%

During the first nine months of 2011, we opened 94 new stores (we opened 90 new stores in the same period of 2010). The 94 new stores represent an increase of 3.8% since December 31, 2010. (We had 2,490 stores on December 31, 2010.) We had 14,927 employees as of September 30, 2011, an increase of 12.4% from the 13,285 employees on December 31, 2010.

COMMENTS REGARDING MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance.    The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During each of the first nine months in 2011 and each of the months in 2010 and 2009, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%

The growth in 2010, and into 2011, generally continues the improving trend we saw in the latter half of 2009. The negative growth in 2009 relates to the general economic weakness in the global marketplace. The change in currencies in foreign countries (primarily Canada) relative to the United States dollar improved our daily sales growth rate by 0.9% during the first nine months of 2011.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2011 group – opened 2009 and earlier, 2010 group – opened 2008 and earlier, and 2009 group – opened 2007 and earlier) represent a consistent 'same-store' view of our business. During each of the first nine months in 2011 and each of the months in 2010 and 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2011 group – opened 2006 and earlier, 2010 group – opened 2005 and earlier, and 2009 group – opened 2004 and earlier). This group is more cyclical due to the increased market share these stores enjoy in their local markets. During each of the first nine months in 2011 and each of the months in 2010 and 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2011 and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2010' and '2011' lines represent our actual sequential daily sales changes. The '10Delta' line is the difference between the 'Past' and '2010'; similarly, the '11Delta' is the difference between the 'Past' and '2011'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%

2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%

(1)     The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

During 2010, and year-to-date in 2011, sales were strong - our business has closely followed the trend line since the fall of 2009. The months of February 2011 and 2010 were both negatively impacted by weather.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

END MARKET PERFORMANCE:

Fluctuations in end market business –The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	15.5%	18.5%	18.3%
2010	15.7%	29.8%	30.6%	17.7%	22.4%
2009	-16.0%	-25.2%	-22.8%	-10.1%	-18.8%

The 2011 and 2010 growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The 2009 contraction was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business.  These patterns are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2011, 2010, and 2009 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	60.8	61.4	61.2	60.4	53.5	55.3	50.9	50.6	51.6
2010	58.3	57.1	60.4	59.6	57.8	55.3	55.1	55.2	55.3	56.9	58.2	58.5
2009	35.7	36.0	36.6	39.9	41.9	44.7	49.0	51.4	53.2	55.8	54.7	56.4

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	17.7%	15.8%	15.8%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%
2009	-6.4%	-19.6%	-25.3%	-24.8%	-19.4%

On a sequential basis, the sales to our manufacturing customers stabilized in May 2009 and then started to demonstrate patterns that resemble historical norms. This reversed the negative trend which began in October 2008. This stabilization and improvement was partially offset by continued deteriorization in our non-residential construction business which weakened dramatically in the first eight months of 2009, and then began to also demonstrate patterns that resemble historical norms.

A graph of the sequential daily sales trends to these two end markets in 2009, 2010, and 2011, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing
130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

Non-Residential Construction
130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

In April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding the temporary slowing of our store growth in recent periods). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, resulting in a growth of our pre-tax earnings to 23% of net sales by 2012, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' in 2009. These changes centered on two aspects (1) temporarily slowing new store openings to a range of 2% to 5% per year, and (2) temporarily stopping headcount additions except for new store openings and for stores that are growing. (See later discussion on future store openings.)

One side benefit of the 'pathway to profit' initiative, described above, is a slow altering of our cost structure to increase the portion of our operating costs that are variable versus fixed. This dramatically improved our ability to manage through the economic environment of the last several years. As discussed in our third quarter 2009 earnings release, we began to stabilize our store headcount in October 2009. (See 'Store Size, Store Count and Full-Time Equivalent (FTE) Headcount' table later in this document.)

The 'pathway to profit' initiative allows us to focus on the three drivers of our business: (1) sales force headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drive our level of profitability. Our original goal was to hit the $125 thousand per month store average, and grow our pre-tax earnings to 23% of net sales, by 2012. We previously disclosed that we believed the duration of the economic weakness could delay the timing of when we achieve these goals by 24-30 months. However, as described below, we have modified our thinking regarding our pre-tax earnings goals.

During 2010, we modified our thought process around the 'pathway to profit' in two regards: (1) with a structurally lowered cost structure and improved gross margins, we concluded we could hit our profitability target in the 'pathway to profit' initiative with average store sales of $100 - $110 thousand per month by 2013 (see evidence of this in our 'Store Size and Profitability' table later in this document) and (2) we decided to hire fewer store-based employees and instead added resources focused on specific sales opportunities, such as national accounts personnel and dedicated sales specialists (manufacturing, government, industry focused, and industrial vending solutions). The decision to accelerate the addition of non-store selling resources into the areas of national accounts and dedicated sales specialists reinforces our belief that these areas represent an efficient manner to accelerate sales at existing stores.

Future store openings and increases in automated solutions (industrial vending) – In July 2010, we indicated our intentions to open 80 to 95 new stores during the second half of 2010 (or an annualized rate of 6.8% to 8.0%). During the second half of 2010 we opened 82 stores. For 2011, we previously disclosed our intention to open 150 to 200 new stores, or an annualized rate of 6.0% to 8.0%. In the first nine months of 2011, we opened 94 new stores. As the PMI began to moderate in May 2011 (see table earlier in this document), our field personnel began to slow their store openings. We have opened 94 new stores in the first nine months of 2011; based on this, we now estimate we will open 115 to 125 stores in 2011, or approximately 4.6% to 5.0%. In 2012, we expect to open approximately 4.0% to 6.0% new stores. We believe this is a rational reaction to the 'moderating' PMI and due to the good results we are experiencing with our automated solutions (industrial vending) rollout (discussed below). During the first nine months of 2011 and 2010, we closed 18 and seven stores, respectively. We have closed 52 stores in our 40+ year history.

As was discussed at our investor day in May 2011, we have made significant progress in the development of automated solutions (industrial vending) for our customers. We believe these solutions have the potential to be transformative to industrial distribution. Some key statistics regarding this business include the following:

		Q1	Q2	Q3	Q4

Number of vending machines in contracts signed during the period[1]	2011	1,391	2,103	2,260
	2010	246	409	419	776
	2009	106	214	194	327
Cumulative machines installed	2011	2,905	4,009	5,732
	2010	1,144	1,452	1,803	2,195
	2009	148	312	558	787
Percent of total net sales to customers with vending machines[2]	2011	9.2%	10.8%	13.3%
	2010	3.8%	5.2%	6.4%	7.7%
	2009	0.7%	1.2%	1.8%	2.5%
Daily sales growth to customers with vending machines[3]	2011	49.5%	49.8%	49.4%
	2010	29.4%	53.5%	54.9%	59.6%
	2009	Not meaningful, due to start-up phase

1This represents the number of machines, not the number of contracts.
2 The percentage of total sales (vended and traditional) to customers currently using a vending solution.
3 The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

In addition to the increases in the number of vending machine contracts signed and the sales results noted, we are pleased with the ramp-up in our ability to install machines. In the third quarter of 2011, we installed 1,723 machines (5,732–4,009), a five-fold increase over the 351 (1,803–1,452) installed in the third quarter of 2010.

Store Count and Full-Time Equivalent (FTE) Headcount – The table that follows highlights certain impacts of the 'pathway to profit'.  Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, as indicated earlier, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the two tables that follow, we refer to our 'store' sales, 'store' locations, 'store' personnel and 'store' profitability. When we discuss 'stores' in the first table, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, a format utilized typically in North America, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2010 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of strategic account customers in a limited geographic market. When we discuss in the second table our profitability as the average monthly 'store' sales grow, we are referring to 'traditional' stores. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) our manufacturing business that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1	Q3	Q3	Q4	Q1	Q2	Q3
	2007	2008	2010	2010	2011	2011	2011

Total net sales reported	$489,157	$625,037	$603,750	$573,766	$640,583	$701,730	$726,742
Less: Non-store sales (approximate)	40,891	57,267	76,826	68,911	78,021	85,535	88,500
Store net sales (approximate)	$448,266	$567,770	$526,924	$504,855	$562,562	$616,195	$638,242
% change since Q1 2007		26.7%	17.5%	12.6%	25.5%	37.5%	42.4%
% change (twelve months)		17.5%	21.4%	22.3%	25.2%	23.6%	21.1%
Percentage of sales through a store	92%	91%	87%	88%	88%	88%	88%
Average monthly sales per store	$72	$82	$72	$68	$74	$80	$83
(using ending store count)
% change since Q1 2007		13.9%	0.0%	-5.6%	2.8%	11.1%	15.3%
% change (twelve months)		9.3%	16.1%	17.2%	17.5%	15.9%	15.3%
Store locations - quarter end count	2,073	2,300	2,453	2,490	2,522	2,558	2,566
% change since Q1 2007		11.0%	18.3%	20.1%	21.7%	23.4%	23.8%
% change (twelve months)		7.2%	4.3%	5.1%	5.4%	6.3%	4.6%

Store personnel - absolute headcount	6,849	9,123	8,643	9,048	9,344	9,734	10,057
% change since Q1 2007		33.2%	26.2%	32.1%	36.4%	42.1%	46.8%
% change (twelve months)		17.9%	0.4%	6.2%	11.2%	15.9%	16.4%

Store personnel - FTE	6,383	8,280	7,450	7,611	7,825	8,254	8,629
Non-store selling personnel - FTE	616	599	639	712	779	850	920
Sub-total of all sales personnel - FTE	6,999	8,879	8,089	8,323	8,604	9,104	9,549

Distribution and manufacturing personnel-FTE [1]	1,962	2,244	2,007	2,040	2,069	2,249	2,343
Administrative personnel-FTE	767	805	726	744	760	783	811
Sub-total of non-sales personnel - FTE	2,729	3,049	2,733	2,784	2,829	3,032	3,154

Total - average FTE headcount	9,728	11,928	10,822	11,107	11,433	12,136	12,703

% change since Q1 2007
Store personnel - FTE		29.7%	16.7%	19.2%	22.6%	29.3%	35.2%
Non-store selling personnel - FTE		-2.8%	3.7%	15.6%	26.5%	38.0%	49.4%
Sub-total of all sales personnel - FTE		26.9%	15.6%	18.9%	22.9%	30.1%	36.4%

Distribution and manufacturing personnel-FTE [1]		14.4%	2.3%	4.0%	5.5%	14.6%	19.4%
Administrative personnel-FTE		5.0%	-5.3%	-3.0%	-0.9%	2.1%	5.7%
Sub-total of non-sales personnel - FTE		11.7%	0.1%	2.0%	3.7%	11.1%	15.6%

Total - average FTE headcount		22.6%	11.2%	14.2%	17.5%	24.8%	30.6%
% change (twelve months)
Store personnel - FTE		15.2%	5.1%	8.6%	11.7%	16.0%	15.8%
Non-store selling personnel - FTE		-2.4%	9.0%	19.3%	31.1%	43.8%	44.0%
Sub-total of all sales personnel - FTE		13.8%	5.4%	9.5%	13.2%	18.1%	18.0%

Distribution and manufacturing personnel-FTE [1]		5.4%	13.8%	15.4%	14.9%	19.4%	16.7%
Administrative personnel - FTE		7.9%	-1.4%	6.1%	7.6%	10.7%	11.7%
Sub-total of non-sales personnel - FTE		6.0%	9.4%	12.8%	12.9%	17.0%	15.4%

Total - average FTE headcount		11.7%	6.4%	10.3%	13.2%	17.8%	17.4%

1  The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

Store Size and Profitability –The average age, number of stores, and pre-tax earnings data by store size for the third quarter of 2011, 2010, and 2009, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended September 30, 2011
$0 to $30,000	3.5	319	12.4%	-12.6%
$30,001 to $60,000	7.0	816	31.8%	13.3%
$60,001 to $100,000	9.4	712	27.7%	22.4%
$100,001 to $150,000	11.7	375	14.6%	26.5%
Over $150,000	14.9	257	10.0%	28.5%
Strategic Account/Overseas Store		87	3.4%
Company Total		2,566	100.0%	21.4%

Three months ended September 30, 2010
$0 to $30,000	3.8	414	16.9%	-11.0%
$30,001 to $60,000	6.8	893	36.4%	13.2%
$60,001 to $100,000	9.4	590	24.1%	22.7%
$100,001 to $150,000	11.8	322	13.1%	26.0%
Over $150,000	15.6	163	6.6%	27.7%
Strategic Account/Overseas Store		71	2.9%
Company Total		2,453	100.0%	20.0%

Three months ended September 30, 2009
$0 to $30,000	3.9	529	22.5%	-17.7%
$30,001 to $60,000	6.5	912	38.8%	9.9%
$60,001 to $100,000	9.5	518	22.0%	20.0%
$100,001 to $150,000	11.9	229	9.7%	24.5%
Over $150,000	16.1	103	4.4%	26.5%
Strategic Account/Overseas Store		61	2.6%
Company Total		2,352	100.0%	15.7%

Note – Amounts may not foot due to rounding difference.

Our original intent under the 'pathway to profit' was to increase the sales of our average store to approximately $125,000 per month (see earlier discussion) in order to meet our pre-tax earnings profitability goal of 23%. This would have shifted the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe would have allowed us to leverage our fixed cost and increase our overall productivity. Our goal today is to continue (1) to grow the business and (2) to grow our pre-tax earnings as a percent of net sales. As stated earlier, we now believe, based on the profitability improvements noted in the table above, we can hit our pre-tax earnings percent goal of 23% with average store sales of approximately $100,000 - $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended September 30:

	Nine-month period		Three-month period
	2011	2010	2011	2010

Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit	52.1%	51.7%	51.9%	51.8%
Operating and administrative expenses	31.1%	32.6%	30.6%	31.8%
Loss (gain) on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Operating income	21.0%	19.1%	21.4%	20.0%
Interest income	0.0%	0.0%	0.0%	0.0%
Earnings before income taxes	21.0%	19.1%	21.4%	20.0%

Note – Amounts may not foot due to rounding difference.

Gross profit percentage for the first nine months of 2011 increased from the same period in 2010. Sequentially, the gross profit for the third quarter of 2011 declined from the second quarter of 2011.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4

2011	52.0%	52.2%	51.9%
2010	51.1%	52.1%	51.8%	52.0%
2009	52.9%	51.1%	50.0%	49.9%

The fluctuations in our gross profit percentages are typically driven by: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized due to the day-to-day fluctuations in customer pricing relative to product and freight costs. This component was negatively influenced by the competitive landscape in 2009 which depressed the prices we could charge for our products. This component has generally improved since August 2009, except for customer mix which is discussed later. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. This component was negatively influenced by deflationary impacts in 2009 as we were selling inventory sourced at peak costs late in 2008. This component was magnified in 2009 due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year. However, this component improved in 2010, and in the first nine months of 2011, when compared to the fourth quarter of 2009. The third component relates to vendor volume allowances. The gross profit dollars associated with this component dropped dramatically in the second half of 2009. However, this component improved in 2010, and in the first nine months of 2011, when compared to the fourth quarter of 2009.

The slight decrease in the gross profit percentage, from the second quarter of 2010 to the third and fourth quarters of 2010 and the first and third quarters of 2011, was primarily caused by the strong growth of our industrial production business, which resulted in a change in our overall business mix. The industrial production business has a lower gross margin; therefore, the change in mix pulled our gross margin percentage down. However, since the operating expenses of our industrial production business are lower, operating income produced by that business is similar to our overall business. The increase from the first quarter of 2011 to the second quarter was primarily due to improvements in organizational gross profit and in vendor volume allowances.  A portion of the transactional and organizational gross profit dropped from the second to the third quarter of 2011 due to the earlier mentioned strength in the industrial production business. As we indicated in our second quarter 2010 earnings release, vendor volume allowances largely recovered during the second quarter of 2010 to the levels in place in 2008 and in early 2009 due to the reset of vendor allowance programs which tend to be calendar based. Generally speaking, the decline in the gross margin percentage from 2008 to 2009 was evenly split between a deterioration in the three components discussed earlier. The improvement from 2009 to 2010 was primarily related to improvements in vendor incentive gross profit (about half of the improvement), with the balance evenly split between improvements in organizational gross profit and transactional gross profit. This improvement split is also true in the first nine months of 2011 when compared to the same period in 2010.

Operating and administrative expenses improved relative to sales in the third quarter of 2011 versus the third quarter of 2010.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components are: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. During 2009, these components had reduced to a range between 60% and 65% due to the factors noted below. During the first nine months of 2011 and during all of 2010, this range moved back to the historical level.

The two largest components of employee related costs grew/contracted as follows for the periods ended September 30:

	Nine-month period		Three-month period
	2011	2010	2011	2010

Payroll cost	22.4%	12.9%	17.4%	29.2%
Health care cost	3.9%	2.5%	3.0%	-7.4%

The two largest components of operating and administrative expenses, outside of the employee related costs, grew/contracted as follows for the periods ended September 30:

	Nine-month period		Three-month period
	2011	2010	2011	2010

Occupancy	8.1%	4.2%	8.5%	9.4%
Selling transportation	23.7%	-2.1%	32.4%	-7.0%

The increase in payroll costs during the first nine months of 2011 and 2010 noted above was greater than the change in full-time equivalent headcount noted earlier in this document. This was driven by the following factors: (1) sales commissions earned grew (this increase is amplified by sales growth and gross margin fluctuations, both of which have a meaningful impact on the commissions earned), (2) total bonuses earned increased due to our profit growth, (3) hours worked per employee grew, and (4) our profit sharing contribution grew.

Our health care costs in the first nine months of 2011 increased from the same period in 2010. Our health care costs in the third quarter of 2010 decreased from the unusual peak in the same period of 2009. Health care costs in 2009, and the first quarter of 2010, increased dramatically due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years.

The two largest components of the remaining costs within our operating and administrative expenses include occupancy and selling transportation. Occupancy expenses for the third quarter of 2011 increased from the third quarter of 2010 and increased from the second quarter of 2011. The increase from 2010 was driven by (1) a meaningful increase in utilities and (2) a dramatic increase in the amount of automated solutions (industrial vending) equipment as discussed earlier in this release. (We consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy.) The selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Selling transportation costs included in operating and administrative expenses for the third quarter of 2011 increased from the third quarter of 2010, a sharp contrast to the prior year's trend. Most of the components of selling transportation costs increased at a rate less than sales growth, with one exception, the fuel component increased more than sales growth in 2011. This was driven by the increase in per gallon fuel costs discussed below.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first, second, and third quarters of 2011, our total vehicle fuel costs were approximately $8.6, $10.5, and $9.8 million, respectively. During the first, second, third, and fourth quarters of 2010, our total vehicle fuel costs were approximately $6.4 million, $6.8 million, $6.6 million, and $7.1 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4
2011 price
Diesel fuel	$3.60	4.04	3.90
Gasoline	$3.22	3.78	3.62
2010 price
Diesel fuel	$2.89	3.06	2.96	3.14
Gasoline	$2.68	2.80	2.71	2.84
2009 price
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54
Per gallon price change	Q1	Q2	Q3	Q4
2011 change
Diesel fuel	24.6%	32.0%	31.8%
Gasoline	20.1%	35.0%	33.6%
2010 change
Diesel fuel	32.0%	33.6%	13.4%	16.3%
Gasoline	44.1%	24.4%	6.3%	11.8%

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.7% and 38.1% for the third quarter of 2011 and 2010, respectively. As our international business and profits grow over time, the lower income tax rates in those jurisdictions have begun to lower our effective tax rate. Absent any discrete events, we currently estimate an effective income tax rate of approximately 37.9% for 2011.

WORKING CAPITAL:
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at September 30:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2011	2010	2009	2011	2010	2011	2010
Accounts receivable, net	$ 361,075	301,721	239,323	59,354	62,398	19.7%	26.1%
Inventories	$ 618,149	546,063	498,106	72,086	47,957	13.2%	9.6%
Sales in last two months	$ 504,398	413,053	328,804	91,345	84,249	22.1%	25.6%

The growth in accounts receivable noted above is driven by our sales growth in the final two months of the period. The strong growth in recent years with our international business and with large customer accounts has created some difficulty with managing the growth of accounts receivable relative to the growth in sales.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns.   Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2006 to 2011), (4) expanded direct sourcing, (5) expanded private label brands, and, more recently, (6) expanded vending solutions. We believe these were excellent investments for our business. These investments have, and we believe will continue to, leverage our sales growth.

The discussion above covers inventory from a longer perspective; in more recent quarters, our expanding inventories are also related to (1) our expanding sales growth trends (with emphasis on our large account business – both OEM and MRO), (2) our confidence in their sustainability, (3) international expansion, and in recent months, (4) some inflation. However, this expansion has been at a rate less than sales growth which has allowed us to improve our inventory utilization.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the third quarter of 2011, we generated $92,904 (or 96.0% of net earnings) of operating cash flow; year-to-date, we generated $194,181 (or 71.8% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2010 and 2011 allowed us to increase our dividend in 2011. We paid our regular semi-annual dividend in the first quarter; subsequent to this, we declared and paid our 'first' second quarter dividend. With this payment, our board of directors indicated their desire to begin paying quarterly dividends. Our dividends (per share basis) were as follows in 2011:

2011
First quarter	$ 0.25
Second quarter	$ 0.13
Third quarter	$ 0.13
Fourth quarter*	$ 0.14
Total	$ 0.65

*The fourth quarter dividend was declared on October 12, 2011, with a payment date of November 22, 2011.

STOCK REPURCHASE:

We did not purchase any stock in 2010 or in the first nine months of 2011. We currently have authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

 This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including anticipated decreases in the rate of new store openings from our historic rate prior to implementation of the strategy, planned additions to our sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from that strategy and from our recent decision to add resources focused on specific sales opportunities and the expected timeline for achieving that growth, the leverage, working capital and productivity improvements expected to result from the strategy, and the growth in profitability expected to result from the strategy and the expected timeline for achieving that growth (including our belief that we can achieve targeted profitability due to a structural lowering of our costs even if our average store sales do not grow as expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of automated solutions (industrial vending), (4) our estimated effective tax rate for 2011, (5) the sales growth leverage expected to result from our inventory investments, (6) our expectations regarding sales growth and our confidence in the sustainability of that growth, and (7) the future payment of quarterly dividends. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize anticipated savings from lowering our cost structure, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause the automated solutions to be less transformative than expected, (4) a change in the geographic source of our income or a change in tax legislation could cause our effective tax rate for 2011 to differ from current expectations, (5) a decision to stock a greater amount of safety stock (extra units of inventory carried as protection against possible stock outs) or to expand product offerings in the various geographic areas in which we operate could cause sales growth leverage expected to result from our inventory investments not to occur, (6) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries could affect our ability to sustain our sales growth, and (7) changes in our financial condition or results could cause us to modify our expected dividend practices.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2010 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)
	(Unaudited)
	September 30,	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$ 111,048	143,693
Marketable securities	26,203	26,067
Trade accounts receivable, net of allowance for doubtful accounts of $5,147 and $4,761, respectively	361,075	270,133
Inventories	618,149	557,369
Deferred income tax assets	16,502	17,897
Other current assets	84,387	70,539
Total current assets	1,217,364	1,085,698

Marketable securities	0	5,152
Property and equipment, less accumulated depreciation	420,388	363,419
Other assets, net	13,268	14,014

Total assets	$ 1,651,020	1,468,283

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 86,839	60,474
Accrued expenses	108,568	96,412
Income taxes payable	23,462	5,299
Total current liabilities	218,869	162,185

Deferred income tax liabilities	23,325	23,586

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 400,000,000 shares authorized, 295,203,874 and 294,861,424 shares issued and outstanding, respectively	2,952	2,948
Additional paid-in capital	14,317	2,889
Retained earnings	1,378,227	1,258,183
Accumulated other comprehensive income	13,330	18,492
Total stockholders' equity	1,408,826	1,282,512

Total liabilities and stockholders' equity	$ 1,651,020	1,468,283

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Nine months ended		Three months ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$ 2,069,055	1,695,705	726,742	603,750

Cost of sales	992,061	819,486	349,361	291,102
Gross profit	1,076,994	876,219	377,381	312,648

Operating and administrative expenses	642,817	553,333	222,257	192,140
Loss (gain) on sale of property and equipment	183	103	(101)	(2)
Operating income	433,994	322,783	155,225	120,510

Interest income	318	713	94	192

Earnings before income taxes	434,312	323,496	155,319	120,702

Income tax expense	163,854	123,301	58,521	45,708

Net earnings	$ 270,458	200,195	96,798	74,994

Basic net earnings per share	$ 0.92	0.68	0.33	0.25

Diluted net earnings per share	$ 0.91	0.68	0.33	0.25

Basic weighted average shares outstanding	294,994	294,861	295,144	294,861

Diluted weighted average shares outstanding	295,763	294,861	295,895	294,861

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Nine months ended
	September 30,
	2011	2010

Cash flows from operating activities:
Net earnings	$ 270,458	200,195
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	32,441	30,432
Loss on sale of property and equipment	183	103
Bad debt expense	6,591	6,004
Deferred income taxes	1,134	(1,978)
Stock based compensation	2,925	3,015
Amortization of non-compete agreements	445	50
Changes in operating assets and liabilities:
Trade accounts receivable	(97,533)	(93,556)
Inventories	(60,780)	(37,658)
Other current assets	(13,848)	(11,141)
Accounts payable	26,365	20,115
Accrued expenses	12,156	29,206
Income taxes	18,163	19,970
Other	(4,519)	1,536
Net cash provided by operating activities	194,181	166,293

Cash flows from investing activities:
Purchase of property and equipment	(92,479)	(42,643)
Proceeds from sale of property and equipment	2,886	3,264
Net decrease in marketable securities	5,016	831
Net decrease in other assets	301	182
Net cash used in investing activities	(84,276)	(38,366)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,706	0
Tax benefits from exercise of stock options	801	0
Payment of dividends	(150,414)	(120,893)
Net cash used in financing activities	(141,907)	(120,893)

Effect of exchange rate changes on cash	(643)	679

Net (decrease) increase in cash and cash equivalents	(32,645)	7,713

Cash and cash equivalents at beginning of period	143,693	164,852
Cash and cash equivalents at end of period	$ 111,048	172,565

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 145,358	105,309
CONTACT: Sheryl Lisowski
         Controller
         507-453-8550